Flaherty & Crumrine Preferred and Income Securities Fund Incorporated N-2

Exhibit 99(b)(3)

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

FLAHERTY & CRUMRINE PREFERRED SECURITIES INCOME FUND INCORPORATED

Pursuant to Article VIII, Section 8.1 of the Amended and Restated Bylaws (the “Bylaws”) of Flaherty & Crumrine Preferred Securities Income Fund Incorporated:

Article I, Section 1.1 was amended in its entirety to read as follows:

“Section 1.1. Name. The name of the Company is Flaherty & Crumrine Preferred and Income Securities Fund Incorporated.”

July 5, 2019